QuickLinks -- Click here to rapidly navigate through this document

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 28, 2008

PRICING SUPPLEMENT NO. I4 TO PRODUCT SUPPLEMENT NO. 3IIC DATED JULY 8, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

ProNotes®

due September 30, 2010

Linked to the Value of a Basket of
Exchange Rates

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*
CUSIP:	22546EDQ4
Maturity Date:	September 30, 2010, subject to postponement if a market disruption event occurs on the final valuation date
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Trade Date:	The day on which the securities are priced for initial sale to the public, which we expect to be September 25, 2008
Settlement Date:	Expected to be September 30, 2008
Valuation Date:	September 27, 2010, subject to postponement if a market disruption event occurs on the valuation date.
Underlying Exchange Rates:	The return will be passed on the performance of a basket of exchange rates during the term of the securities. The basket will be comprised of the following equally-weighted exchange rates:

Exchange Rates	Weighting
BRL/USD (Brazilian real) spot rate	25%
RUB/USD (Russian ruble) spot rate	25%
AUD/USD (Australian dollar) spot rate	25%
ZAR/USD (South African rand) spot rate	25%

Initial Basket Level:	1.0
Upside Participation:	200%
Redemption Amount:
You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return, calculated as set forth below. If the final basket level is greater than the initial basket level, the basket return will equal the percentage increase in the basket multiplied by 200%. If the final basket level is less than or equal to the initial basket level, the basket return will equal zero and you will receive at maturity only the principal amount of your securities, as explained herein.
Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page PS-7 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, product supplement, the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per security	$	$	$
Total	$	$	$

          Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about September 30, 2008.

          The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

          The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

*
A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Credit Suisse

The date of this pricing supplement is September      , 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement No. 3IIC dated July 8, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 8, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008032/a2186747z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

 SUMMARY INFORMATION

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement and product supplement and this pricing supplement to help you understand the ProNotes due 2010. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the section entitled "Risk Factors" in the accompanying product supplement, which highlights a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return.

        The basket return will be calculated as follows:

  •
  If the final basket level is greater than 1.00, which is the initial basket level, the basket return will be calculated in the following manner:

200% x	final basket level - initial basket level initial basket level
  •
  If the final basket level is less than or equal to 1.00, the basket return will equal zero. Therefore, if the final basket level is less than or equal to the initial basket level, you will receive only the principal amount of your securities at maturity.

  •
  For purposes of calculating the redemption amount, the "basket level" on any business day is the sum, for each exchange rate, of:

  •
  (x) 0.25, the weighting of the exchange rate in the basket multiplied by (y) (a) the reference level of such exchange rate on that business day divided by (b) the initial level of such exchange rate.

        For each exchange rate, the "reference level" on any business day will be determined as follows:

    •
    For the Brazilian real, the reference level on any business day will equal the BRL/USD spot rate expressed as the number of U.S. dollars per one Brazilian real, on such business day. The BRL/USD spot rate is calculated by referencing the Brazilian real/U.S. dollar exchange rate reported as the "Ask" price on the Bloomberg Financial Network at "BZFXPTAX <CURNCY>" at approximately 6:00 p.m. New York time on that business day;

    •
    For the Russian ruble, the reference level on any business day will equal the RUB/USD spot rate expressed as the number of U.S. dollars per one Russian ruble, on such business day. The RUB/USD spot rate is calculated by referencing the Russian ruble/U.S. dollar exchange rate as reported on the Chicago Mercantile Exchange at http://www.cme.com/prd/fx/ruble-rate.html at approximately 12:30 p.m. Moscow time on that business day. Reference to the Chicago Mercantile Exchange's "uniform resource locator" or "URL" is made as an inactive textual reference for informational purposes only. Information found at this website is not incorporated by reference into this pricing supplement;

    •
    For the Australian dollar, the reference level on any business day will equal the AUD/USD spot rate expressed as the number of U.S. dollars per one Australian dollar, on such business day. The AUD/USD spot rate is calculated by referencing the Australian dollar/U.S. dollar exchange rate reported on Reuters Page WMRSPOT12 at approximately 4:00 p.m. London time on that business day; and

    •
    For the South African rand, the reference level on any business day will equal the ZAR/USD spot rate expressed as the number of U.S. dollars per one South African rand, on such business day. The ZAR/USD spot rate is calculated by referencing the South

      African rand/U.S. dollar exchange rate reported on Reuters Page WMRSPOT17 at approximately 4:00 p.m. London time on that business day.

  •
  The "final basket level" equals the basket level on the valuation date.

  •
  The "fixing sources" mean Bloomberg Financial Market for the Brazilian real, the Chicago Mercantile Exchange for the Russian ruble and Reuters for the Australian dollar and South African rand.

  •
  The "initial basket level" equals 1.0.

  •
  The "initial level" for each exchange rate will equal the U.S. dollar spot rate of the relevant reference currency on the applicable fixing source at approximately 11:00 a.m. New York time on the trade date, expressed as the number of U.S. dollars per reference currency, and as determined by the calculation agent.

  •
  The "valuation date" is expected to be September 27, 2010.

        The "trade date" is the day on which the securities are being priced for initial sale to the public, which is expected to be September 25, 2008.

Hypothetical redemption amounts

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities. The actual basket levels will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level (Basket Return)	Redemption Amount at Maturity ($)
$1,000	-50%	$1,000
$1,000	-45%	$1,000
$1,000	-40%	$1,000
$1,000	-35%	$1,000
$1,000	-30%	$1,000
$1,000	-25%	$1,000
$1,000	-20%	$1,000
$1,000	-15%	$1,000
$1,000	-10%	$1,000
$1,000	-5%	$1,000
$1,000	0%	$1,000
$1,000	5%	$1,100
$1,000	10%	$1,200
$1,000	15%	$1,300
$1,000	20%	$1,400
$1,000	25%	$1,500
$1,000	30%	$1,600
$1,000	35%	$1,700
$1,000	40%	$1,800
$1,000	45%	$1,900
$1,000	50%	$2,000

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the return provided by the securities at maturity. The gray line shows hypothetical percentage returns at maturity for an investment in an instrument directly linked to the value of the basket. The actual basket levels will be determined on the valuation date, as further described herein. The thick black line shows the hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustrative purposes only. The actual basket return will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

Examples of the hypothetical redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final basket levels that are (i) greater than 1.0 and (ii) less than or equal to one. The actual basket levels will be determined on the valuation date, as further described herein. Each of the examples assume the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial level for each exchange rate is 1000.

        EXAMPLE 1: Both increases and decreases in the reference level of the exchange rate on the valuation date, and the final basket level is greater than 1.0:

Exchange Rates	Initial Level	Reference Level on each Valuation Date
1. BRL/USD spot rate	1000	900
2. RUB/USD spot rate	1000	1100
3. AUD/USD spot rate	1000	1200
4. ZAR/USD spot rate	1000	1300

Final Basket Level on the Valuation Date	= (.25*(reference level(1))
+ (.25*(reference level(2))
+ (.25*(reference level(3))
+ (.25*(reference level)(4))
= ((.25*(900/1000)) + (.25*(1100/1000)) + (.25*(1200/1000)) + (.25(1300/1000)))
Final Basket Level on the Valuation Date	(.225 + .275 + .300 + .325) = 1.125
Basket Return = 200% * (1.125 – 1.0)/1.0) = 0.250

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.250)

  Redemption Amount = $1,250

        In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities and you will participate in the appreciation in the level of the basket multiplied by an addition percentage of 200%, the upside participation.

        EXAMPLE 2: Decrease of 5% in the reference level of each exchange rate on the valuation date, and the final basket level is less than 1.0:

Exchange Rates	Initial Level	Reference Level on each Valuation Date
1. BRL/USD spot rate	1000	950
2. RUB/USD spot rate	1000	950
3. AUD/USD spot rate	1000	950
4. ZAR/USD spot rate	1000	950

Final Basket Level on the	= (.25*(reference level(1))
Valuation Date	+ (.25*(reference level(2))
+ (.25*(reference level(3))
+ (.25*(reference level(4))
((.25*(950/1000)) + ((.25*(950/1000)) ((.25*(950/1000)) + ((.25*(950/1000)))
Final Basket Level on the Valuation Date	..2375 + .2375 + .2375 + .2375 = .95
Basket Return = 0. When the final basket level is less than 1.00, the basket return equals zero.

Determination of redemption amount when basket return is zero

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.0)

  Redemption Amount = $1,000

        In this example, at maturity you will receive a redemption amount that is equal to the principal amount of your investment in the securities because the basket level decreased during the term of the securities.

 THE UNDERLYING BASKET

        In recent years, rates of exchange between certain foreign currencies, including the currencies comprising the basket, and the U.S. dollar have been volatile and volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of the securities.

BRL/USD Exchange Rate

        The Brazilian real/U.S. dollar ("BRL/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Brazilian real and the U.S. dollar. The BRL/USD exchange rate increases when the Brazilian real appreciates relative to the U.S. dollar and decreases when the Brazilian real depreciates relative to the U.S. dollar. The BRL/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Brazilian real.

RUB/USD Exchange Rate

        The Russian ruble/U.S. dollar ("RUB/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Russian ruble and the U.S. dollar. The RUB/USD exchange rate increases when the Russian ruble appreciates relative to the U.S. dollar and decreases when the Russian ruble depreciates relative to the U.S. dollar. The RUB/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Russian ruble.

AUD/USD Exchange Rate

        The Australian dollar/U.S. dollar ("AUD/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the Australian dollar and the U.S. dollar. The AUD/USD exchange rate increases when the Australian dollar appreciates relative to the U.S. dollar and decreases when the Australian dollar depreciates relative to the U.S. dollar. The AUD/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one Australian dollar.

ZAR/USD Exchange Rate

        The South African rand/U.S. dollar ("ZAR/USD") spot rate is a foreign exchange spot rate that measures the relative values of two currencies, the South African rand and the U.S. dollar. The ZAR/USD exchange rate increases when the South African rand appreciates relative to the U.S. dollar and decreases when the South African rand depreciates relative to the U.S. dollar. The ZAR/USD exchange rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one South African rand.

Historical performance of the reference exchange rates

        The following tables set forth the published high and low levels of each exchange rate during each calendar quarter from January 1, 2003 through August 27, 2008. The levels on August 27, 2008, at approximately 6:00 p.m. New York time, of the BRL/USD spot rate, RUB/USD spot rate, AUD/USD spot rate, and ZAR/USD spot rate were 0.61560, 0.04062, 0.85840, and 0.129045 respectively. We derived the levels, each expressed as the number of U.S. dollars per one reference currency, from information obtained from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the exchange rates as an indication of future performance of the exchange rates or the securities. We cannot give you any assurance that the levels of any of the exchange rates will increase over the term of the securities.

BRL/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.27190	0.30660	First Quarter	0.42800	0.47530
Second Quarter	0.30180	0.35210	Second Quarter	0.42500	0.48680
Third Quarter	0.32590	0.35580	Third Quarter	0.44970	0.47100
Fourth Quarter	0.33890	0.35330	Fourth Quarter	0.45480	0.46930
2004			2007
First Quarter	0.33730	0.35770	First Quarter	0.46480	0.49050
Second Quarter	0.31140	0.34780	Second Quarter	0.48860	0.52550
Third Quarter	0.32480	0.35080	Third Quarter	0.48650	0.54560
Fourth Quarter	0.34720	0.37700	Fourth Quarter	0.54070	0.57770
2005			2008
First Quarter	0.36180	0.38960	First Quarter	0.54520	0.59900
Second Quarter	0.37610	0.42870	Second Quarter	0.57460	0.62860
Third Quarter	0.40210	0.45130	Third Quarter (through
Fourth Quarter	0.42020	0.46260	August, 27 2008)	0.60930	0.64090

RUB/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.03130	0.03190	First Quarter	0.03479	0.03616
Second Quarter	0.03195	0.03300	Second Quarter	0.03607	0.03741
Third Quarter	0.03235	0.03310	Third Quarter	0.03696	0.03753
Fourth Quarter	0.03270	0.03425	Fourth Quarter	0.03706	0.03820
2004			2007
First Quarter	0.03420	0.03510	First Quarter	0.03759	0.03850
Second Quarter	0.03440	0.03510	Second Quarter	0.03840	0.03893
Third Quarter	0.03418	0.03445	Third Quarter	0.03862	0.04024
Fourth Quarter	0.03422	0.03606	Fourth Quarter	0.03992	0.04117
2005			2008
First Quarter	0.03547	0.03643	First Quarter	0.04034	0.04263
Second Quarter	0.03487	0.03609	Second Quarter	0.04185	0.04288
Third Quarter	0.03469	0.03551	Third Quarter (through
Fourth Quarter	0.03450	0.03516	August 27, 2008)	0.04055	0.04319

AUD/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.56200	0.61630	First Quarter	0.70490	0.75820
Second Quarter	0.59860	0.67360	Second Quarter	0.71580	0.77580
Third Quarter	0.63660	0.68100	Third Quarter	0.74190	0.77110
Fourth Quarter	0.67910	0.75200	Fourth Quarter	0.74210	0.79100
2004			2007
First Quarter	0.73360	0.79850	First Quarter	0.77040	0.80990
Second Quarter	0.68240	0.76680	Second Quarter	0.81320	0.84940
Third Quarter	0.68850	0.73230	Third Quarter	0.79120	0.88790
Fourth Quarter	0.72160	0.79170	Fourth Quarter	0.85730	0.93410
2005			2008
First Quarter	0.75530	0.79840	First Quarter	0.86130	0.94900
Second Quarter	0.74950	0.78130	Second Quarter	0.90720	0.96290
Third Quarter	0.73930	0.77500	Third Quarter (through
Fourth Quarter	0.72420	0.76360	August 27, 2008)	0.85580	0.97930

ZAR/USD Spot Rate	Low	High		Low	High
2003			2006
First Quarter	0.11050	0.12710	First Quarter	0.157549	0.167899
Second Quarter	0.12225	0.14075	Second Quarter	0.134552	0.167933
Third Quarter	0.12900	0.14410	Third Quarter	0.128473	0.148533
Fourth Quarter	0.13860	0.16120	Fourth Quarter	0.126924	0.144146
2004			2007
First Quarter	0.135450	0.158900	First Quarter	0.133271	0.144702
Second Quarter	0.142400	0.163050	Second Quarter	0.137269	0.145170
Third Quarter	0.148122	0.168800	Third Quarter	0.133779	0.146601
Fourth Quarter	0.151458	0.177976	Fourth Quarter	0.141586	0.153880
2005			2008
First Quarter	0.157240	0.176937	First Quarter	0.122363	0.148451
Second Quarter	0.144353	0.168202	Second Quarter	0.122737	0.133784
Third Quarter	0.145614	0.159872	Third Quarter (through
Fourth Quarter	0.147413	0.159116	August 27, 2008)	0.126797	0.138503

Historical basket levels

        The following table sets forth the hypothetical historical performance of the basket from January 1, 2003 through August 27, 2008, assuming that the basket was weighted and calculated in the same manner as described in this pricing supplement, using the initial basket level of 1.0 and the levels of the exchange rates on August 27, 2008 at approximately 6:00 p.m. New York time. We obtained the levels of the reference exchange rates from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

        The hypothetical and calculated historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot give you assurance that the performance of the basket will allow you to receive more than the principal amount of your initial investment.

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	0.6924	0.7397	0.7397	First Quarter	0.9069	0.9486	0.9325
Second Quarter	0.7406	0.8003	0.8003	Second Quarter	0.8829	0.9713	0.9032
Third Quarter	0.7820	0.8179	0.8179	Third Quarter	0.8826	0.9297	0.8826
Fourth Quarter	0.8164	0.8729	0.8595	Fourth Quarter	0.8788	0.9305	0.9298
2004				2007
First Quarter	0.8432	0.8874	0.8874	First Quarter	0.9075	0.9377	0.9363
Second Quarter	0.8204	0.8894	0.8629	Second Quarter	0.9405	0.9719	0.9719
Third Quarter	0.8393	0.8875	0.8648	Third Quarter	0.9263	1.0098	1.0098
Fourth Quarter	0.8586	0.9450	0.9443	Fourth Quarter	0.9981	1.0544	1.0158
2005				2008
First Quarter	0.8987	0.9444	0.9075	First Quarter	0.9873	1.0376	0.9981
Second Quarter	0.8800	0.9396	0.9023	Second Quarter	1.0006	1.0446	1.0425
Third Quarter	0.8811	0.9263	0.9235	Third Quarter (through
Fourth Quarter	0.8946	0.9272	0.9068	August 27, 2008)	0.9962	1.0631	1.0000

 SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $                , after deducting underwriting discounts and commissions and certain offering expenses. We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. We may also use some or all of the net proceeds from the offering of the securities to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-16 of the accompanying product supplement.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the securities. This discussion is limited to holders of securities who purchase the securities in connection with their original issue from us at the "issue price" of the securities (as described below) and who hold the securities as capital assets.

        This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the securities. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold securities as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of securities that are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the securities.

        PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SECURITIES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

        As used herein, the term "U.S. holder" means a beneficial owner of a security or our common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        As used herein, the term "Non-U.S. holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a nonresident alien fiduciary of a foreign estate or trust.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of securities that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the securities.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

         Classification of the securities.    By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

         Accrual of Interest.    Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

        You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

        The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 3.347%, compounded semi-annually.

        We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date). For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $                of interest. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

        The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

         Adjustments to Interest Accruals on the securities.    If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

        A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

         Sale, Exchange, or Redemption.    Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

        Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders

         Withholding Tax on Payments on Securities.    The payment of principal and interest (including amounts taken into income under the accrual rules described above under "—U.S. Holders") on a security by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a security if such amounts are effectively connected with a U.S. trade or business of yours. Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

Backup Withholding and Information Reporting

        Payments of interest or the proceeds of the sale or other disposition of, the securities may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $                principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-29 of the accompanying product supplement.

Credit Suisse

QuickLinks

Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY INFORMATION
THE UNDERLYING BASKET
SUPPLEMENTAL USE OF PROCEEDS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING